Exhibit 99.1
FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. TO ACQUIRE
INTERBORO INSURANCE COMPANY

St. Petersburg, FL - September 28, 2015: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, announced today that it has entered into a Stock Purchase Agreement (the Agreement) with Interboro, LLC (Parent) to acquire Interboro Insurance Company (Interboro), a New York-domiciled property and casualty insurer authorized in New York, South Carolina, Alabama, Louisiana, and Washington, D.C.

Under the terms of the Agreement, UPC Insurance will acquire all of the issued and outstanding common stock of Interboro for $57.0 million. UPC Insurance will pay $48.5 million of cash at closing and issue an $8.5 million promissory note to Parent, which note will mature in 18 months after closing and bear interest at an annual rate of 6%. the purchase price is subject to adjustment if Interboro's GAAP net book value is less than or greater than $40.7 million as of the closing of the transaction.

Upon consummation of this transaction, UPC Insurance will acquire approximately $55.0 million of homeowners’ insurance gross written premium volume in New York and South Carolina. All personal auto and other non-homeowners lines of business will remain with Parent and its retained insurance subsidiaries. This transaction is subject to customary conditions, including receipt of required regulatory approvals.

UPC Insurance is being advised in this transaction by Raymond James & Associates and the law firm of Squire Patton Boggs (US) LLP.  Willis Capital Markets & Advisory acted as exclusive financial advisor and Nixon Peabody LLP served as legal counsel to Interboro in connection with the transaction.

“We are excited about this opportunity,” said John Forney, President and Chief Executive Officer of UPC Insurance.  “Interboro has been in business for over 100 years, and we are proud to add it to the UPC Insurance portfolio. The homeowners book that we will acquire as part of this transaction provides a big jump start on our New York expansion efforts, and we look forward to working with brokers and policyholders in New York to provide premier service on existing policies and to grow the business in the coming months and years.”

 “We are pleased to pass on the stewardship of Interboro Insurance Company to UPC Insurance," said David Nichols, President and Chief Executive Officer of Interboro Insurance Company. "We believe that UPC Insurance will continue to serve our customers homeowner’s insurance needs in the tradition that Interboro has maintained for over 100 years and we will continue to provide that same tradition of service to our automobile customers through Maidstone Insurance Company.”

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. UPC Insurance writes and services property and casualty insurance in Florida, Georgia, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Connecticut, Delaware, Hawaii, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

About Interboro

Founded in 1914, Interboro Insurance is the oldest insurance company on Long Island. Interboro writes homeowners insurance in New York and South Carolina through a network of over 600 independent brokers. Interboro is also licensed to write business in Louisiana, Alabama, and Washington, D.C. Interboro is dedicated to ensuring financial protection for its policy-holders by providing quality products and exceptional service.

Forward-Looking Statements

Statements in this press release, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

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